Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition includes a description of certain periods prior to the consummation of the Apollo Transactions. Accordingly, the discussion and analysis of periods prior to the Apollo Transactions do not reflect the significant impact that the Apollo Transactions has had on us, including significantly increased leverage and liquidity requirements. You should read the following discussion of our results of operations and financial condition with the “Unaudited Supplemental Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2007,” “Selected Historical Consolidated Financial Data,” included in our Annual Report on Form 10-K for the year ended December 31, 2009 and the audited consolidated financial statements and related notes included elsewhere in this report. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs, and that involve numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section included in our Annual Report on Form 10-K for the year ended December 31, 2009 and any other reports we file with the Securities and Exchange Commission. Actual results may differ materially from those contained in any forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Statements.”

Introduction

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is provided to supplement the audited consolidated financial statements and the related notes included elsewhere in this report to help provide an understanding of our financial condition, changes in financial condition and results of our operations. The MD&A is organized as follows:

Company Overview. This section provides a general description of our business as well as recent developments that we believe are necessary to understand our financial condition and results of operations and to anticipate future trends in our business.

Reconciliation of Net Income between Noranda AcquisitionCo and Noranda HoldCo. This section reconciles the results of operations of Noranda HoldCo and its wholly owned subsidiary, Noranda AcquisitionCo.

Critical Accounting Policies and Estimates. This section discusses the accounting policies and estimates that we consider being important to our financial condition and results of operations and that require significant judgment and estimates on the part of management in their application.

Results of Operations. This section provides a discussion of the results of operations on a historical basis for each of our fiscal periods in the years ended December 31, 2007, 2008 and 2009. The section also provides a supplemental discussion of the 2007 operating results on a pro forma basis.

Liquidity and Capital Resources. This section provides an analysis of our cash flows for each of our fiscal periods in the years ended December 31, 2007, 2008 and 2009.

Contractual Obligations and Contingencies. This section provides a discussion of our commitments as of December 31, 2009.

Quantitative and Qualitative Disclosures about Market Risk. This section discusses our exposure to potential losses arising from adverse changes in interest rates and commodity prices.

Company Overview

We are a leading North American integrated producer of value-added primary aluminum products and high quality rolled aluminum coils. We have two businesses: our upstream business and downstream business. Our upstream business consists of three reportable segments: primary aluminum products, alumina refining, and bauxite. These three segments are closely integrated and consist of a smelter near New Madrid, Missouri, which we refer to as “New Madrid,” and supporting operations at our bauxite mine and alumina refinery. New Madrid has annual production capacity of approximately 580 million pounds (263,000 metric tonnes), which represented more than 15% of total 2009 U.S. primary aluminum production, based on statistics from the Aluminum Association. Our flat rolled products segment comprises our downstream business, which is one of the largest aluminum foil producers in North America and consists of four rolling mill facilities with a combined maximum annual production capacity of 410 to 495 million pounds, depending on production mix.

The Joint Venture Transaction

Through August 31, 2009, we held a 50% interest in Gramercy and in St. Ann. Our investments in these noncontrolled entities, in which we had the ability to exercise equal or significant influence over operating and financial policies, were accounted for by the equity method. On August 3, 2009, we entered into an agreement with Century whereby we would become the sole owner of both Gramercy and St. Ann. The transaction closed on August 31, 2009 and is discussed further in Note 2 “Joint Venture Transaction” to our consolidated financial statements, included elsewhere in this report.

In the transaction, Noranda and Gramercy released Century from certain obligations. These obligations included (i) approximately $23.5 million Century owed Gramercy for pre-transaction alumina purchases, and (ii) Century’s guarantee to fund future payments of environmental and asset retirement obligations. In addition, as part of the transaction, we contracted to supply Century approximately, 190,500 metric tonnes of alumina through 2010. The first 125,000 metric tonnes was sold at a fixed price and the remainder is being sold at a price indexed to the LME price.

Key factors affecting our results of operations

Prices and markets. The global recession and credit crisis which began in late 2007 and continued through 2009 has severely impacted the aluminum industry. Primary aluminum is a global commodity, and its price is set on the LME. Our primary aluminum products typically earn the LME price plus a Midwest premium. As a result of the global economic contraction, the monthly average LME price dropped from a peak of $1.49 in July 2008 to a low of $0.57 in February 2009. The average LME price for 2009 was $0.76 per pound, which had a significant negative impact on our upstream business and our 2009 operating results. By December 31, 2009, LME prices had risen to $1.00 per pound. As of April 15, 2010, the LME cash price was $1.10 per pound and the Midwest U.S. Transaction premium was $0.06 per pound.

Profit margins in the flat rolled products segment are generally unaffected by short-term volatility in the underlying LME price, except in periods of rapid change, which could create significant differences between the cost of metal purchased and the price of metal sold to customers. The price of any given end-product is equal to the cost of the metal, the MWTP, plus a negotiated fabrication premium. These fabrication premiums are determined in large part by industry capacity utilization, which in turn is driven by supply-demand fundamentals for our products. Since 2007, the downturn in the U.S. economy generally and the housing market in particular have resulted in lower industry volumes and, in addition, reduced fabrication premiums in certain key product groups.

Because primary aluminum is a global commodity, we have experienced and expect to continue to be subject to volatile primary aluminum prices. This price volatility is influenced primarily by the world supply-demand balance for those commodities and related processing services, and other related factors such as speculative activities by market participants, production activities by competitors and political and economic conditions, as well as production costs in major production regions. Increases or decreases in primary aluminum prices result in increases and decreases in our revenues (assuming all other factors are unchanged). Since the Apollo Acquisition, we have partially hedged this volatility through the use of derivative financial instruments. See “ — Quantitative and Qualitative Disclosures about Market Risk” for further discussion of fixed-price aluminum swaps. See “— Critical Accounting Policies and Estimates” for further discussion of our accounting for these hedges.

Demand. We are a North American producer with a majority of our primary aluminum sales in the form of value-added products delivered within a one-day delivery radius of New Madrid. Therefore, while global market trends determine the LME price and impact our margins, domestic supply and demand for our value-added products also directly impact our margins. As a result of the global recession and credit crisis which began in late 2007 and continued through 2009, we experienced a decline in demand for value-added products utilized in the housing and construction industry. Sales volumes of certain high purity value-added products were also impacted by a reduction in high purity metal produced at New Madrid due to the smelter power outage. External value-added shipments for the year ended December 31, 2009 were 283.4 million pounds, or 30.0% lower than the year ended December 31, 2008. For the year ended December 31, 2009, we saw demand for rod products remain relatively stable compared with the year ended December 31, 2008. Billet shipments continue to be lower than 2008 levels, but the rate of quarter-over-quarter decline has slowed. Despite some positive signs in both demand and price, there is substantial uncertainty in the marketplace.

In addition to extraordinary declines in volume in our primary aluminum products, our flat rolled products volumes have also been impacted by weak end markets during the recent economic downturn. Weak market conditions have had a direct negative impact on our flat rolled products volume and subsequently our financial results. In 2009, we saw a slowing in the overall rate of volume decline because of targeted growth programs in less cyclical market segments.

While we began to see a few favorable economic signs in late 2009, our results continue to reflect the global economic contraction and the resulting decline in end-market demand. Uncertainty remains about the timing and pace of the industry’s recovery. Global inventories, however, remain high at over 4 million metric tonnes as of the end of December 2009, raising concern about near term supply/demand balances. Although certain global markets have seen increased demand for aluminum, end-market demand in North America has been slow to recover. Overall aluminum demand is still down significantly versus 2008. In 2009, North American industry foil shipments were down 17.1%, industry rod shipments were down 29.8% and industry billet shipments were off 26.8%.

Our integrated operations provide us the flexibility to shift a portion of our upstream production to our downstream business, reducing our overall external purchase commitments, and allowing us to retain the economic differential between LME pricing and our production costs. In fourth quarter 2009, as we returned pot lines to operation in the New Madrid smelter, while value-added product demand continued to lag, we shipped 25.9 million pounds to our downstream operation.

Production. In 2009 and 2008, our primary aluminum products segment produced approximately 316 million pounds (143,000 metric tonnes) and 575 million pounds (261,000 metric tonnes), respectively, of primary aluminum. Due to a severe ice storm the week of January 26, 2009, our New Madrid smelter lost approximately 75% of its capacity because of damage from power interruptions. Since the end of 2009, we have continued to restart production at New Madrid as we recover from the 2009 production outage. New Madrid returned to full operating capacity prior to March 31, 2010, up from 70% during the last three months of 2009. See “Business — Upstream Business” for further discussion.

Our rolling mills have a combined maximum annual production capacity of 410 to 495 million pounds, depending on our product mix. Due to the downturn in the housing industry, our flat rolled products segment produced 339 million pounds of rolled products in 2009, compared to 388 million pounds in 2008 and 406 million pounds in 2007.

Source: Noranda Company data as of December 31, 2009

Production costs. The key cost components at our smelter are power and alumina. We have a long-term, secure power contract at New Madrid that extends through 2020.

Our vertical integration with Gramercy provides us with a secure supply of alumina at a cost effectively equal to Gramercy and St. Ann’s combined cost of production, net of bauxite and alumina sales to third parties. St. Ann sells bauxite to third parties and Gramercy sells chemical and smelter grade alumina to third parties. Margins from these third-party sales effectively reduce the cost for producing smelter grade alumina for our smelter in New Madrid. Upon becoming sole owner of Gramercy, we began selling smelter grade alumina under contract to third parties on market terms. Under current market conditions, these sales are expected to allow us to generate positive cash margins that will effectively reduce our integrated upstream cash cost of primary aluminum. For 2010, our sales contracts to third parties cover 419,000 tonnes at an average monthly contract price of approximately 14.5% of LME. Based on CRU’s estimated cash cost for our Gramercy refinery in 2009 and the average daily LME price year-to-date through April 15, 2010, these contracts would generate approximately $30.7 million of margin annually, effectively reducing our integrated upstream cash cost of primary aluminum by $0.05 per pound at full production.

Historically, natural gas prices have shown a high level of volatility. Average natural gas prices were $7.22 per million BTU in 2007, $9.43 per million BTU in 2008, and $3.99 in 2009. At December 31, 2009, we are a party to forward swaps for natural gas, effectively fixing our cost for approximately 45% of our natural gas exposure through 2012 at an average price of $7.35 per million BTU.

In our downstream business, aluminum metal units, which represent a pass-through cost to our customers, typically account for approximately 70% of production costs with value-added conversion costs accounting for the remaining 30%. Conversion costs include labor, energy and operating supplies, including maintenance materials. Energy includes natural gas and electricity, which make up about 17% of conversion costs.

Recent Developments

Ratings. On January 25, 2010, Moody’s Investors Service upgraded Noranda’s Corporate Family Rating and Probability of Default Rating to B3 from Caa1. Moody’s also revised Noranda’s rating outlook to “Positive”

from “Stable” and raised its speculative grade liquidity rating to SGL-2 from SGL-3. Moody’s issue level ratings for Noranda were revised as follows: Noranda HoldCo senior unsecured notes rating was moved to Caa2 from Caa3. Noranda AcquisitionCo senior secured revolver and senior secured term loan ratings were moved to B1 from B2 and its senior unsecured notes rating was moved to Caa1 from Caa2. On March 17, 2010, Standard & Poor’s resolved its CreditWatch status for Noranda by upgrading Noranda’s Corporate rating to B- and revising Noranda’s rating outlook to “Positive” from “Stable”. S&P’s issue level ratings for Noranda were revised as follows: Noranda AcquisitionCo senior secured revolver and senior secured term loan ratings were upgraded to B from D based on a recovery rating of ‘2’ and its senior unsecured notes rating was upgraded to CCC from D based on a recovery rating of ‘6’. Noranda HoldCo senior unsecured notes rating was also upgraded to CCC from D based on a recovery rating of ‘6’.

Workforce Reduction. On February 26, 2010, we announced a workforce and business process restructuring in our U.S. operations that is expected to generate savings of approximately $8 million to $10 million annually through reduced operating costs and improved operating efficiencies. The U.S. workforce restructuring plan reduced headcount by 89 employees through a combination of voluntary retirement packages and involuntary terminations. Substantially all activities associated with this workforce reduction have been completed as of the time of the announcement. We estimate these actions will result in approximately $6.4 million of pre-tax charges to be recorded in the first quarter of 2010, primarily due to one-time termination benefits and pension benefits. We estimate that additional pre-tax charges of $0.5 million will be recorded in the second and third quarters of 2010 related to one-time termination benefits and pension benefits conditioned upon certain employees providing continued service to the Company through various dates in the second and third quarters of 2010. Substantially all of these charges will result in cash expenditures.

In connection with a decision to contract the substantial portion of its bauxite mining to third party contractors, on April 21, 2010, we announced a workforce reduction in our Jamaican bauxite mining operations. The change to contract mining is expected to generate savings of approximately $4 million to $5 million annually through reduced operating costs and improved operating efficiencies. The workforce restructuring plan reduced headcount by approximately 160 employees through a combination of voluntary retirement packages and involuntary terminations. Substantially all activities associated with this workforce reduction were complete as of the date of the announcement. We estimate these actions will result in approximately $3 million to $4 million of pre-tax charges to be recorded in second quarter 2010, primarily due to one-time termination benefits and pension benefits. This charge does not reflect the amount, if any, of non-cash charges, for the disposal of certain long-lived assets.

Our CORE productivity savings in 2009 totaled approximately $43.5 million. If we are able to achieve the expected level of savings from the 2010 restructuring activities, our targeted CORE productivity savings for 2010 will be larger than our 2009 savings.

Stock Split. On April 16, 2010, our Board of Directors approved a two-for-one split of our outstanding shares of common stock to be effected in the form of a stock dividend. Stockholders of record at the close of business on April 19, 2010 were issued one additional share of common stock for each share owned by such stockholder as of that date. The additional shares were issued on April 20, 2010. The stock split increased the number of shares of our common stock outstanding from approximately 21.9 million to approximately 43.8 million. Share and per-share amounts shown in this report reflect the split as though it occurred on May 17, 2007 (the date of the Apollo Acquisition). The total number of authorized common shares and the par value thereof was not changed by the split. In connection with the stock split, the Board of Directors also approved an increase to the number of shares of common stock issuable under the 2007 Long-Term Incentive Plan from 1.9 million to 3.8 million.

Effect of inflation

While inflationary increases in certain input costs, such as wages, have an impact on our operating results, inflation has had minimal net impact on our operating results during the last three years, as overall inflation has been offset by increased selling prices and cost reduction actions. We cannot assure you, however, that we will not be affected by general inflation in the future.

Off balance sheet arrangements

We do not have any significant off balance sheet arrangements.

Reconciliation of Net Income between Noranda AcquisitionCo and Noranda HoldCo

Noranda HoldCo was formed on March 27, 2007, and its principal asset is its wholly owned subsidiary, Noranda AcquisitionCo, which was also formed on March 27, 2007, both formed for the purpose of the Apollo Transactions. The following table reconciles the results of operations of Noranda HoldCo and Noranda AcquisitionCo:

	Predecessor	Successor
(in millions)	Period from January 1, 2007 to May 17, 2007	Period from May 18, 2007 to December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009
	$	$	$	$
Consolidated net income (loss) of Noranda AcquisitionCo	14.3	16.9	(59.5)	40.1
Noranda HoldCo interest expense	—	(13.9)	(21.3)	(18.1)
Noranda HoldCo director and other fees	—	—	(1.6)	(3.1)
Noranda HoldCo gains on debt repurchases	—	—	—	116.1
Noranda HoldCo tax effects	—	5.2	8.3	(33.6)

Consolidated net income (loss) of Noranda HoldCo.	14.3	8.2	(74.1)	101.4

Critical Accounting Policies and Estimates

Our principal accounting policies are described in Note 1 of the audited consolidated financial statements included elsewhere in this report. The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make significant judgments and estimates. Some accounting policies have a significant impact on amounts reported in these consolidated financial statements. Our financial position and results of operations may be materially different when reported under different conditions or when using different assumptions in the application of such policies. In the event estimates or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. The preparation of interim financial statements involves the use of certain estimates that are consistent with those used in the preparation of our annual consolidated financial statements. Significant accounting policies, including areas of critical management judgments and estimates, include the following financial statement areas:

•	Revenue recognition

•	Impairment of long-lived assets

•	Goodwill and other intangible assets

•	Business combinations

•	Inventory valuation

•	Asset retirement obligations

•	Derivative instruments and hedging activities

•	Investment in affiliates

•	Share-based payments

Revenue recognition

Revenue is recognized when title and risk of loss pass to customers in accordance with contract terms. We periodically enter into supply contracts with customers and receive advance payments for product to be delivered in future periods. These advance payments are recorded as deferred revenue, and revenue is recognized as shipments are made and title, ownership, and risk of loss pass to the customer during the term of the contracts.

Impairment of long-lived assets

Our long-lived assets, primarily property, plant and equipment, comprise a significant amount of our total assets. We evaluate our long-lived assets and make judgments and estimates concerning the carrying value of these assets, including amounts to be capitalized, depreciation and useful lives. The carrying values of these assets are reviewed for impairment periodically or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. An impairment loss is recorded in the period in which it is determined that the carrying amount is not recoverable. This evaluation requires us to make long-term forecasts of future revenues and costs related to the assets subject to review. These forecasts require assumptions about demand for our products and future market conditions. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period. Although we believe the assumptions and estimates we have made in the past have been reasonable and appropriate, different assumptions and estimates could materially impact our reported financial results.

Goodwill and other intangible assets

Goodwill represents the excess of acquisition consideration paid over the fair value of identifiable net tangible and identifiable intangible assets acquired. Goodwill and other indefinite-lived intangible assets are not amortized, but are reviewed for impairment at least annually, in the fourth quarter, or upon the occurrence of certain triggering events. We evaluate goodwill for impairment using a two-step process. The first step is to compare the fair value of each of our reporting units to their respective book values, including goodwill. If the fair value of a reporting unit exceeds its book value, reporting unit goodwill is not considered impaired and the second step of the impairment test is not required. If the book value of a reporting unit exceeds its fair value, the second step of the impairment test is performed to measure the amount of impairment loss, if any. The second step of the impairment test compares the implied fair value of the reporting unit’s goodwill with the book value of that goodwill. If the book value of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. During fourth quarter 2008, we recorded a $25.5 million goodwill impairment write down in the flat rolled products segment, reflecting continued weakness in end markets and the view that the acute decline in foil demand continued to put pressure on pricing as industry capacity utilization was operating well below historic levels. In connection with the preparation of our consolidated financial statements for first quarter 2009, we concluded that it was appropriate to re-evaluate our goodwill and intangibles for potential impairment in light of the power outage at our New Madrid smelter and the accelerated deteriorations of demand volumes in both our primary aluminum products and flat rolled products segments. Based on our interim impairment analysis during first quarter 2009, we recorded an impairment charge of $40.2 million on goodwill in our flat rolled products segment. No further impairment indicators were noted in the second or third quarters of 2009 regarding the recoverability of goodwill; therefore, no goodwill impairment testing was necessary at June 30, 2009 or September 30, 2009.

Our impairment analysis performed in fourth quarter 2009 related to our annual impairment test (performed on October 1, 2009) resulted in a write-down of the remaining goodwill of our flat rolled products segment of $64.9 million. This write-down reflects our view that the rolled products markets will be increasingly competitive for the foreseeable future. The combination of price-based competition and increased demand for lighter gauge products will limit opportunities for achieving higher fabrication margins.

Our analyses included assumptions about future profitability and cash flows of our segments, which reflect our best estimates at the date the valuations were performed. The estimates were based on information that was known or knowable at the date of the valuations. It is at least reasonably possible that the assumptions we employed will be materially different from the actual amounts or results, and that additional impairment charges may be necessary.

Our analyses included a combination of discounted cash flow and market-based valuations. Discounted cash flow valuations require that we make assumptions about future profitability and cash flows of our reporting units, which we believe reflect our best estimates at the date the valuations were performed (March 31, 2009 and October 1, 2009). Key assumptions used to determine reporting units’ discounted cash flow valuations at March 31, 2009 and October 1, 2009 included: (a) cash flow periods of seven years; (b) terminal values based upon long-term growth rates ranging from 1.5% to 2.0%; and (c) discount rates ranging from 11.7% to 13.7% based on a risk-adjusted weighted average cost of capital for each reporting unit. In the flat rolled products segment, a 1% increase in the discount rate would have decreased the reporting unit fair value, and consequently increased the goodwill impairment write-down, by approximately $4 million. In the flat rolled products segment, a 10% decrease in the cash flow forecast for each year would have decreased the reporting unit fair value by approximately $11 million. Neither of these would have changed the impairment recorded at December 31, 2009. In the primary aluminum products segment, a 1% increase in the discount rate would have decreased the reporting unit fair value by approximately $54 million and a 10% decrease in the cash flow forecast for each year would have decreased the reporting unit fair value by approximately $60 million, neither of which would have resulted in primary aluminum products segment impairment at December 31, 2009.

Intangible assets with a definite life (primarily customer relationships) are amortized over their expected lives and are tested for impairment whenever events or circumstances indicate that a carrying amount of an asset may not be recoverable.

Business combinations

On August 3, 2009, we entered into an agreement with Century pursuant to which we became the sole owner of both Gramercy and St. Ann. The Joint Venture Transaction closed on August 31, 2009. In the transaction Noranda and Gramercy released Century from certain obligations. These obligations included (i) approximately $23.5 million Century owed Gramercy for pre-transaction alumina purchases; and (ii) Century’s guarantee to fund future payments of environmental and asset retirement obligations.

As discussed further in the notes to our consolidated financial statements for the year ended December 31, 2009 included elsewhere in this report, we accounted for the Joint Venture Transaction under FASB ASC Topic 805, Business Combinations.

The Joint Venture Transaction was a business combination achieved in stages, because we owned 50% of both Gramercy and St. Ann prior to August 31, 2009. Applying the provisions of ASC Topic 805, we re-measured our previous 50% investment to fair value as of the acquisition date.

The Joint Venture Transaction was a bargain purchase. We assumed the remaining portion of Gramercy and St. Ann in exchange for releasing Century from guarantees to fund future environmental and asset retirement obligations. To the extent permitted by U.S. GAAP, we have assigned a fair value to the identifiable assets acquired and liabilities assumed.

As a result of our determination of the fair value of consideration transferred and the fair value of assets acquired and liabilities assumed, we recorded a gain on the Joint Venture Transaction. See the notes to our consolidated financial statements included elsewhere in this report for the year ended December 31, 2009, for the calculation of the gain.

Inventory Valuation

Inventories are stated at the lower of cost or market (“LCM”). We use the LIFO method of valuing raw materials, work-in-process and finished goods inventories at our New Madrid smelter and our rolling mills. Inventories at Gramercy and St. Ann are valued at weighted-average cost. The remaining inventories (principally supplies) are stated at cost using the first-in, first-out method. Inventories in our flat rolled products segment, our bauxite segment and our alumina refining segment are valued using a standard costing system, which gives rise to cost variances. Variances are capitalized to inventory in proportion to the quantity of inventory remaining at period end to quantities produced during the period. Variances are recorded such that ending inventory reflects actual costs on a year-to-date basis.

As of the date of the Apollo Acquisition a new base layer of LIFO inventories was established at fair value, such that FIFO basis and LIFO basis were equal. For layers added between the acquisition date and period end, we use a dollar-value LIFO approach where a single pool for each segment represents a composite of similar inventory items. Increases and decreases in inventory are measured on a pool basis rather than item by item. In periods following the Apollo Acquisition, LIFO cost of sales reflect sales at current production costs, which are substantially lower than the fair value cost recorded at the date of acquisition, to the extent that quantities produced exceed quantities sold. In periods when quantities sold exceed quantities produced, cost of goods sold reflect the higher fair value cost per unit.

As LME prices fluctuate, our inventory will be subject to market valuation reserves. The principal factors that gave rise to our market valuation reserve at December 31, 2007 and 2008 were: (i) a substantial portion of the quantities in inventory were priced at base level prices and (ii) the LME price at December 31, 2007 and 2008 was significantly lower than the LME price used in determining the fair value of inventory at the date of the Apollo Acquisition. In periods when the LME price at a given balance sheet date is higher than the LME price at the time of the Apollo Acquisition, no reserves will be necessary.

Asset retirement obligations

We record our costs for legal obligations associated with the retirement of a tangible long-lived asset that results from its acquisition, construction, development or normal operation as asset retirement obligations. We recognize liabilities, at fair value, for our existing legal asset retirement obligations and adjust these liabilities for accretion costs and revision in estimated cash flows. The related asset retirement costs are capitalized as increases to the carrying amount of the associated long-lived assets and depreciation on these capitalized costs is recognized.

Derivative instruments and hedging activities

During 2008, we designated fixed-price aluminum sale swaps as cash flow hedges, thus the effective portion of such derivatives was adjusted to fair value through other comprehensive income (loss), with the ineffective portion reported through earnings. In addition, we designated a portion of our natural gas swaps as cash flow hedges during the fourth quarter of 2009. Derivatives that have not been designated for hedge accounting are adjusted to fair value through earnings in (gain) loss on hedging activities in the consolidated statements of operations. For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of any gain or loss on the derivative is reported as a component of accumulated other comprehensive loss and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivatives representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

Forecasted sales represent a sensitive estimate in our designation of derivatives as cash flow hedges. As a result of the New Madrid power outage in January 2009, management concluded that certain hedged sale transactions were no longer probable of occurring, and we discontinued hedge accounting for all our aluminum fixed-price sale swaps on January 29, 2009. At that date, the accounting for amounts in accumulated other comprehensive income did not change. We entered into certain natural gas contracts during the fourth quarter of 2009 that qualified for and were designated as cash flow hedges based on a fraction of estimated consumption of natural gas. Amounts recorded in accumulated other comprehensive income are reclassified into earnings in the periods during which the hedged transaction affects earnings, unless it is determined that it is probable that the original forecasted transactions will not occur, at which point a corresponding amount of accumulated other comprehensive income is immediately reclassified into earnings. Forecasted sales represent a sensitive estimate in our accounting for derivatives because they impact the determination whether any amounts in accumulated other comprehensive income should be reclassified into earnings in the current period.

We determine the fair values of our derivative instruments using industry standard models that incorporate inputs which are observable throughout the full term of the instrument. Key inputs include quoted forward prices for commodities (aluminum and natural gas) and interest rates, and credit default swap spread rates for non-performance risk. Our derivative assets are adjusted for the non-performance risk of our counterparties using their credit default swap spread rates, which are updated quarterly. Likewise, in the case of our liabilities, our nonperformance risk is considered in the valuation, and are also adjusted quarterly based on current default swap spread rates on entities we consider comparable to us. We present the fair value of our derivative contracts net of cash paid pursuant to collateral agreements on a net-by-counterparty basis in our consolidated statements of financial position when we believe a legal right of setoff exists under an enforceable master netting agreement.

Investments in affiliates

Prior to the Joint Venture Transaction, we evaluated an equity method investment for impairment when adverse events or changes in circumstances indicated, in management’s judgment, that the investments may have experienced a decline in value. When evidence of loss in value occurred, we compared the investment’s estimated fair value to its carrying value in order to determine whether impairment had occurred. If the estimated fair value was less than the carrying value and management considered, based on various factors, such as historical financial results, expected production activities and the overall health of the investment’s industry, the decline in value to be other-than-temporary, the excess of the carrying value over the estimated fair value was recognized in the financial statements as an impairment.

During first quarter 2009, because of the reduced need for alumina caused by the smelter power outage and depressed market conditions, Gramercy reduced its annual production rate of smelter grade alumina from approximately 1.0 million metric tonnes to approximately 0.5 million metric tonnes. At March 31, 2009, these production changes led us to evaluate our investment in these joint ventures for impairment, which resulted in a $45.3 million write-down ($39.3 million for St. Ann and $6.0 million for Gramercy) during first quarter 2009. In second quarter 2009, we recorded a $35.0 million impairment charge related to our equity-method investment in St. Ann. This additional impairment reflects second quarter 2009 revisions to our assumptions about St. Ann’s future profitability and cash flows.

Our impairment analyses were based on discounted cash flows valuations that require us to make assumptions about future profitability and cash flows of each joint venture. The assumptions used reflect our best estimates at the date the valuations were performed. Key assumptions used to determine reporting units’ discounted cash flow valuations for March 31, 2009 and June 30, 2009 include: (a) cash flow projections for five years; (b) terminal values based upon long-term growth rates ranging from 1% to 2%; and (c) discount rates ranging from 17% to 19% based on a risk-adjusted weighted average cost of capital for each investment.

For Gramercy, a 1% increase in the discount rate would have decreased our investment’s fair value by approximately $7.7 million and $15.0 million during first quarter and second quarter 2009, respectively. A 10% decrease in the cash flow forecast for each year would have decreased our investment’s fair value by approximately $4.8 million and $19.8 million during first quarter and second quarter 2009, respectively. Neither a 1% increase in the discount rate or a 10% decrease in the cash flow forecast would have resulted in an impairment charge for Gramercy for second quarter 2009. For St. Ann, a 1% increase in the discount rate would have decreased our investment’s fair value, and consequently increased the total impairment write-down, by approximately $2.7 million and $3.6 million during first quarter and second quarter 2009, respectively. A 10% decrease in the cash flow forecast for each year would have decreased our investment’s fair value, and consequently increased the impairment write-down, by approximately $7.1 million and $5.6 million during first quarter and second quarter 2009, respectively.

Share-based Payments

As described in more detail in the “Shareholders’ equity and share-based payments” note to our consolidated financial statements, the fair value of each award is separately estimated and amortized into compensation expense over the service period. The fair value of our stock option grants are estimated on the grant date using the Black-Scholes-Merton valuation model. The application of this valuation model involves assumptions that require judgment and are highly sensitive in the determination of compensation expense.

During the twelve months preceding March 31, 2010, we granted the following stock options:

Grant date	Number of Options	Exercise Price	Fair Value of Common Stock(1)	Fair Value of Option Grant(2)	Grant Date Intrinsic Value(3)
June 10, 2009	120,000	$0.69	$0.69	$0.38	—
December 3, 2009	224,852	1.14	1.14	0.66	—
February 16, 2010	25,800	2.18	2.18	1.76	—
March 1, 2010	9,600	2.18	2.18	1.76	—

(1)	All fair valuations were determined by our board of directors in consultation with management at the date of each stock option grant. These fair values were determined using a combination of discounted cash flow and market-based valuations. Discounted cash flow valuations require that we make assumptions about future profitability and cash flows of our business units. We believe these assumptions reflect the best estimates at the date the valuations were performed. Key assumptions used to determine reporting units’ discounted cash flow valuations at each grant date included: (a) cash flow periods of seven years; (b) terminal values based upon a 2.0% long-term growth rate; and (c) a 13.5% discount rate based on a risk-adjusted weighted average cost of capital.
(2)	As determined using the Black-Scholes-Merton valuation model at the date of each stock option grant.
(3)	The grant date fair value of the underlying shares for each grant equaled the stock option exercise price of the awarded options, so there were no grant date intrinsic values for these awards.

The estimated offering price for the common stock is $14.00 to $16.00, which is higher than the $2.18 per share grant date fair value of the shares underlying our most recent grant of stock options on March 1, 2010. The determination of the estimated offering price range does not reflect any specific valuation methodology; instead, it is based upon discussions between us and the underwriters. Nevertheless, we believe that the estimated offering price range reflects factors relating to events that occurred subsequent to March 1, 2010, as well as the impact on fair value from the estimated use of proceeds of the offering, which are described below. These factors were addressed in discussions with the underwriters:

•

Positive developments relating to indebtedness—Because we are highly leveraged, we believe that the value of our common stock is very sensitive to changes in the amount and fair value of our indebtedness and our cost of indebtedness. Meaningful reductions in our indebtedness and improvements in our debt ratings can have a significant favorable effect on our ability to make scheduled payments on our debt, as well as on our future cost of debt and access to capital. Therefore, we believe that the following recent events have had a positive effect on the value of our common stock:

¡

Credit upgrade—On March 17, 2010, Standard & Poor’s resolved its CreditWatch status for Noranda by upgrading our Corporate rating to B- and revising our rating outlook to “Positive” from “Stable.” Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments.”

¡

Our plan to repay indebtedness with proceeds of the offering and monetization of remaining fixed-price aluminum hedges—We intend to use the proceeds from this offering and the monetization of our remaining fixed-price aluminum hedges to repay the $310.6 million under the term B loan and repurchase the $64.1 million Holdco Notes which are outstanding as of April 15, 2010. Please see “Use of Proceeds” for more information.

¡	Repayment of debt under our revolving credit agreement and term loan—On March 31, 2010, we repaid an aggregate amount of $73.4 million under our revolving credit agreement and term loan.

•	LME pricing improvement—The LME forward curve is a series of monthly primary aluminum futures contracts traded on the LME. These contracts extend 10 years into the future, beginning with the current month’s contract and, we believe, reflect the market’s expectations about future aluminum prices. The contracts provide for the purchase and sale of P1020 grade primary aluminum in 25 metric tonne increments. From March 1, 2010 to April 15, 2010, the LME forward curve has increased by approximately 15%, as economic data has continued to indicate an improving economy. The following table illustrates this trend:

	2010	2011	2012
LME curve at April 15, 2010	$2,483.14	$2,572.56	$2,649.13
LME curve at March 1, 2010	$2,157.65	$2,241.46	$2,316.63
% change	15.09%	14.77%	14.35%

Because the cost components within our upstream business are not indexed to the LME price (in other words, our costs generally do not increase or decrease in direct proportion to changes in that commodity price), we believe our operating income prospects are enhanced meaningfully by increases in the LME forward curve.

•

Improvements in the capital markets and economy—From March 1, 2010 to April 15, 2010, both the Russell 200 Index and the Standard & Poors 500 Index have increased by 13% and 9%, respectively. During this period, both from the perspective of the number of offerings and dollar volume, initial public offerings in the United States reached the highest volume since early 2008. Out of the last twelve initial public offerings in the United States, from March 2, 2010 through April 8, 2010, a total of ten priced within or above the initial filing range, compared to the first seven initial public offerings of the year, through March 1, all of which priced at the low end or below the filing range. In addition, the economy has shown signs of recovery during this time, with steadily falling jobless claims (continuing jobless claims are at 4.5 million, down from a high of 6.6 million in June 2009, and the lowest since December 2008). The most recent unemployment report showed that 162,000 non-farm payroll jobs were created in March, the largest in three years. In addition, the Institute for Supply Management (ISM) manufacturing diffusion index rose to 59.6% in March 2010, the highest reading since July 2004 and a stronger gain than expected, indicating that more firms are growing since March 1, 2010. In fact, fourteen industries reported growth in March 2010, while only two reported contraction.

•

Strong Stock Price Performance of Key Public Market Peer—On February 26, 2010, one business day preceding the March 1st option grant date, Century Aluminum Company, a key peer of Noranda in the public equity markets, closed at a price of $12.18 per share. Century’s closing stock price on April 15, 2010 was $16.16 per share, representing an increase of 33%. As of March 1, 2010, given our net debt (debt less cash and cash equivalents) and the estimated fair value of our equity, we estimate that our debt to value ratio was nearly 11 times Century’s debt to value ratio. Further, had Century shared an identical debt to value ratio to us, we believe its stock price increase during the period would have been magnified accordingly.

•	Other developments improving our business outlook—In addition to the factors described above, the following recent events have improved our business outlook:

¡

Attainment of full production capacity at the New Madrid smelter—During March 2010, we returned the New Madrid smelter to full production capacity after a power outage disabled two of New Madrid’s three production lines in January 2009. Completing this project was an important step in eliminating cost inefficiencies observed in 2009 and will enable us to realize greater benefits from increased LME prices.

¡	Additionally the smelter’s return to full capacity drives more integrated demand for bauxite and alumina which reduces cost inefficiencies at Gramercy and St. Ann.

¡

Increased efficiencies resulting from workforce reduction—On February 26, 2010, one business day preceding the March 1, 2010 option grant date, we announced a restructuring and workforce reduction of our U.S. operations, eliminating redundancies throughout the upstream business as we integrate Gramercy and St. Ann into our operations and enabling us to achieve more timely decision making, priority-setting and risk management. In connection with a decision to contract the substantial portion of its bauxite mining to third party contractors, on April 21, 2010, we announced a workforce reduction in our Jamaican bauxite mining operations. The change to contract mining is expected to generate savings of approximately $4 million to $5 million annually through reduced operating costs and improved operating efficiencies, as well as $7 million to $8 million of annual capital expenditure savings.

¡	Extension of third party bauxite sales contract in Jamaica—In April 2010, we reached an agreement in principle with Glencore to extend Sherwin’s contract to purchase bauxite from St. Ann through 2012.

Although our internal cash flow projections at March 1, 2010 reflected the anticipated return of the smelter to full operation and the elimination of redundancies expected from the restructuring, we believe that the actual attainment of full production capacity and implementation of the restructuring removed an element of risk.

At March 31, 2010, we had approximately 2.1 million stock options outstanding, approximately 0.9 million of which were vested with an intrinsic value of $13.3 million, and approximately 1.2 million of which were unvested with an intrinsic value of $16.0 million. Intrinsic value reflects the amount by which $15.00 (the midpoint of the offering range for this offering) exceeds the exercise price of the outstanding stock options.

At March 31, 2010, the expiration of the call option upon a qualified public offering would have resulted in the immediate recognition of $2.1 million of compensation expense related to the cost of Tranche B options where the investor IRR targets were previously met. Further, the period over which we recognize compensation expense for service awards would change from May 2014 to five years prospectively from the grant date, which, based on options outstanding at March 31, 2010, would not have a material impact on annual compensation expenses.

Results of Operations

The results of operations, cash flows and financial condition for the Predecessor and Successor periods reflect different bases of accounting due to the impact on the consolidated financial statements of the Apollo Acquisition and the resulting purchase price allocations.

To aid the reader in understanding the results of operations of each of these distinctive periods, we have provided the following discussion for the Predecessor period from January 1, 2007 to May 17, 2007, and for the Successor periods from May 18, 2007 to December 31, 2007, and for the Successor years ended December 31, 2008 and 2009.

We have supplemented our discussion of historical results with an analysis of the results of operations for the year ended December 31, 2007, reflecting the pro forma assumptions and adjustments as if the Apollo Acquisition and the Special Dividend had occurred on January 1, 2007. We believe presenting this pro forma information is beneficial to the reader because the impact of the purchase accounting associated with the Apollo Acquisition in 2007 impacts the comparability of the financial information for the historic periods presented. We believe this pro forma presentation provides the reader with additional information from which to analyze our financial results.

You should read the following discussion of the results of operations and financial condition with the condensed consolidated financial statements and related notes included herein.

The following chart indicates the percentages of sales represented by each of our segments for the periods presented:

	Predecessor	Successor
	Period from January 1, 2007 to May 17, 2007	Period from May 18, 2007 to December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009
	%	%	%	%
Bauxite	—	—	—	5
Alumina refining	—	—	—	11
Primary aluminum products	55	51	60	44
Flat rolled products	48	51	48	53
Eliminations	(3)	(2)	(8)	(13)

	100	100	100	100

The following chart indicates the percentages of operating income (loss) represented by each of our segments for the periods presented:

	Predecessor	Successor
	Period from January 1, 2007 to May 17, 2007	Period from May 18, 2007 to December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009(1)
	%	%	%	%
Bauxite	—	—	—	(1)
Alumina refining	—	—	—	(6)
Primary aluminum products	99	125	246	(16)
Flat rolled products	9	8	(76)	(55)
Corporate	(8)	(33)	(70)	(22)

	100	100	100	100

(1)	All segments experienced operating losses during the year ended December 31, 2009.

Discussion of historical results for the Predecessor period from January 1, 2007 to May 17, 2007, the Successor period from May 18, 2007 to December 31, 2007 and the Successor year ended December 31, 2008

Sales

	Predecessor	Successor
	Period from January 1, 2007 to May 17, 2007	Period from May 18, 2007 to December 31, 2007	Year Ended December 31, 2008
	$	$	$
Primary aluminum products:
Total primary aluminum sales (in millions)	292.1	445.2	758.6
Primary aluminum shipments (in millions of pounds)	214.4	340.2	589.9
Average price per pound	1.36	1.05	1.29
Flat rolled products:
Total sales (in millions)	252.5	443.6	605.7
Sales, excluding brokered metal (in millions)	244.3	400.4	605.7
External shipments (in millions of pounds)	135.6	236.0	346.1
Average price per pound	1.80	1.70	1.75

Sales per pound shipped fluctuated within a narrow range during the Predecessor period of May 18, 2007 to December 31, 2007 and the year ended December 31, 2008, reflecting the movement in the LME price and the Midwest premium during the periods, which were at relative peaks during the first six months of both 2007 and 2008.

In planning for 2007, management anticipated a significant increase in demand for flat rolled products, and entered into take-or-pay contracts to purchase fixed quantities of commodity grade sow and other metals from external sources. With the softening of the housing market in mid-to-late 2007, the downstream business’ commodity grade sow requirements were less than originally anticipated. In certain cases the downstream business made arrangements to sell these contracted metal quantities to others. These sales are referred to as “brokered metal” sales, and were priced at or near our cost of purchasing the quantities. There were no brokered metal sales in 2008.

In 2008, the primary aluminum products segment increased its intersegment shipments to the flat rolled products segment, primarily due to a decrease in demand for value-added products related to the softening of the U.S. economy and its impact on the housing and construction industry.

Cost of sales

	Predecessor	Successor
	Period from January 1, 2007 to May 17, 2007	Period from May 18, 2007 to December 31, 2007	Year Ended December 31, 2008
	$	$	$
Primary aluminum products:
Total primary aluminum cost of sales (in millions)	203.5	356.8	623.0
Primary aluminum shipments (in millions of pounds)	214.4	340.2	589.9
Average cost per pound	0.95	1.05	1.06
Flat rolled products:
Total cost of sales (in millions)	237.9	432.7	597.5
Cost of sales, excluding brokered metal (in millions)	229.7	389.3	597.5
External shipments (in millions of pounds)	135.6	236.0	346.1
Average cost per pound	1.69	1.65	1.73

Costs per pound shipped fluctuated within a narrow range during the Predecessor period of 2007 and the Successor period of May 18, 2007 to December 31, 2007 and the year ended December 31, 2008, reflecting the cost levels inherent in the inventory valuation from the Xstrata Acquisition completed in August 2006 and the relatively stable cost environment.

Average primary aluminum products cost per pound shipped during the May 18, 2007 to December 31, 2007 Successor period is substantially higher than in the January 1, 2007 to May 17, 2007 Predecessor period reflecting the impact of a step-up in the cost basis of inventory at the time of the Apollo Acquisition and the impact of higher depreciation expense resulting from the higher purchase price allocation to property, plant and equipment. The step-up in cost basis is not as significant in the flat rolled products segment because the pass-through nature of the metal costs causes those costs to approximate current market rates, except in periods of rapid change as were experienced in the last half of 2008. In the flat rolled products segment, the higher per pound cost of sales in 2008 reflects lower of cost or margin reserves resulting from the dramatic decline in LME prices.

Selling, general and administrative expenses and other (“SG&A”)

	Predecessor	Successor
(in millions)	Period from January 1, 2007 to May 17, 2007	Period from May 18, 2007 to December 31, 2007	Year Ended December 31, 2008
SG&A expenses	$16.8	$39.2	$73.8
As a % of sales	3.2%	4.5%	5.8%

As a percentage of sales, SG&A was higher in the 2008 Successor period than in the Predecessor period due to the costs related to our 2008 restructuring. Additionally, losses on disposal of assets increased significantly as a $2.9 million write-down of CIP occurred in our flat rolled products segment related to uninstalled rolling mill equipment. The remainder of the differences between the Successor periods and the Predecessor period are a result of an increase in consulting and other professional fees associated with activities related to the transition to operating as a stand-alone company, including costs incurred in our debt and equity registration process. In December 2008, we announced a company-wide workforce and business process restructuring expected to generate cash cost savings of approximately $23 million annually. The workforce restructuring plan involved a total staff reduction of approximately 338 employees and contract workers. The reduction in the employee workforce included 240 affected employees at New Madrid and two corporate employees. These reductions occurred during the fourth quarter of 2008 and the first quarter of 2009. The reductions at our rolling mills in Huntingdon, Tennessee, Salisbury, North Carolina, and Newport, Arkansas included 96 affected employees. These reductions were substantially completed during the fourth quarter of 2008.

Operating income

	Predecessor	Successor
(in millions)	Period from January 1, 2007 to May 17, 2007	Period from May 18, 2007 to December 31, 2007	Year Ended December 31, 2008
Operating income	$86.4	$60.7	$44.4
As a % of sales	16.4%	7.0%	3.5%

The decrease in operating income in the year ended December 31, 2008 was attributable to the impact of the global economic contraction, the 2008 fourth quarter goodwill impairment write-down and a one-time charge for termination benefits related to the December 2008 restructuring. Higher 2008 raw material and conversion costs, including $17.6 million in higher natural gas costs, had a $35.9 million unfavorable impact on 2008 operating income. An $18.1 million unfavorable impact from lower aluminum prices more than offset an $11.8 million favorable impact from product mix and volume. The remaining decrease was primarily due to higher selling, general and administrative expenses associated with operating for a full year as a stand-alone company, including higher consulting and other professional fees and costs incurred in the Company’s debt registration process.

Discussion of results for the pro forma Predecessor and Successor year ended December 31, 2007 compared to the Successor year ended December 31, 2008

The following table sets forth certain consolidated pro forma financial information for the year ended December 31, 2007 as though the Apollo Transactions and the Special Dividend had occurred on January 1, 2007 and certain consolidated historical financial information for the year ended December 31, 2008:

(in millions)	Pro Forma Predecessor and Successor	Successor
	Year Ended December 31, 2007	Year Ended December 31, 2008
	$	$
Sales	1,395.1	1,266.4
Operating costs and expenses:
Cost of sales	1,205.3	1,122.7
Selling, general and administrative expenses and other	56.0	73.8
Goodwill impairment	—	25.5

	1,261.3	1,222.0

Operating income	133.8	44.4
Other expenses (income)
Interest expense, net
Third parties	106.8	88.0
Loss on hedging activities, net	44.1	69.9
Equity in net income of investments in affiliates	(11.5)	(7.7)
(Gain) loss on debt repurchase	2.2	1.2

Total other expenses	141.6	151.4

Loss before income taxes	(7.8)	(107.0)
Income tax expense (benefit)	1.7	(32.9)

Net loss for the period	(9.5)	(74.1)

Sales by segment
Primary aluminum products
External customers	698.9	660.7
Intersegment	38.4	97.8

Total	737.3	758.5

Flat rolled products	696.2	605.7
Eliminations	(38.4)	(97.8)

Total	1,395.1	1,266.4

Operating income (loss)
Primary aluminum products	152.2	109.4
Flat rolled products	9.0	(34.0)
Corporate	(27.4)	(31.0)

Total	133.8	44.4

Shipments (pounds in millions)
Primary aluminum products
External customers	523.4	509.5
Intersegment	31.2	80.4

Total	554.6	589.9
Flat rolled products	371.6 (1)	346.1

(1)	For purposes of comparability to other periods, brokered metal sales are excluded because the related metal was sold without fabrication premiums.

Sales for 2008 were $1,266.4 million, down 9.2% from sales of $1,395.1 million in 2007. In the primary aluminum products segment, external sales decreased 5.5% to $660.7 million in 2008 from $698.9 million in 2007. $24.0 million of the decrease in sales resulted from a decrease in external shipment volumes with the remaining decrease primarily attributable to a decrease in the average MWTP. In the flat rolled products segment, sales decreased 13.0% to $605.7 million in 2008 compared to $696.2 million in 2007, which included $51.4 million in brokered metal sales. There were no brokered metal sales in 2008. Lower volume led to a $44.2 million negative impact as a result of the continued decline in demand in business and construction markets, and offset a slight increase in average fabrication premiums associated with a change in product mix.

Total metal shipments from our primary aluminum products segment for the twelve months of 2008 were 589.9 million pounds, up 35.3 million pounds from the 554.6 million pounds shipped during the twelve months of 2007. Of the total amount shipped in 2008, 509.5 million pounds were shipped to external customers, while the remaining 80.4 million pounds were intersegment shipments to the flat rolled products segment. External shipments were down 13.9 million pounds in 2008 compared to 2007 as a result of a decline in demand for value-added products, particularly due to a drop in demand from our housing and construction end markets.

Cost of sales on a pro forma basis, in 2007 was $1,205.3 million, compared to $1,122.7 million in 2008, a decrease of 6.9%. The decrease in cost of sales was primarily due to decreases in shipments to external customers. Our primary aluminum products segment saw a 3.3% decrease in shipments during 2008. Our flat rolled products segment saw a decrease of brokered metal sales, as well as decreased shipment volumes as a result of a decline in sales of HVAC finstock.

Selling, general and administrative expenses and other on a pro forma basis, increased $17.8 million from $56.0 million in 2007, on a pro forma basis, to $73.8 million in 2008. This change relates to costs incurred as a result of our December 2008 restructuring program in the amount of $9.1 million as well as an increase of $7.9 million on losses related to disposal of assets. A significant portion of the disposal balance is due to a $2.9 million write-down related to uninstalled rolling mill equipment in our flat rolled products segment. The remainder of the difference is a result of an increase in consulting and other professional fees associated with activities related to the transition to operating as a stand-alone company, including costs incurred in our debt and equity registration process.

In December 2008, we announced a company-wide workforce and business process restructuring expected to generate cash cost savings of approximately $23 million annually. The workforce restructuring plan involved a total staff reduction of approximately 338 employees and contract workers. The reduction in the employee workforce included 240 affected employees at New Madrid and two corporate employees. These reductions occurred during the fourth quarter of 2008 and the first quarter of 2009. The reductions at our rolling mills in Huntingdon, Tennessee, Salisbury, North Carolina, and Newport, Arkansas included 96 affected employees. These reductions were substantially completed during the fourth quarter of 2008.

Operating income decreased $89.4 million from $133.8 million in 2007, on a pro forma basis, to $44.4 million in 2008. The decrease was attributable to the impact of the global economic contraction, the fourth quarter impairment write-down and a one-time charge for termination benefits.

Loss on hedging activities, net in 2007 consisted of $44.1 million compared to $69.9 million in 2008, an increase of $25.8 million. This change was primarily the result of the change in the fair value of fixed-price swaps entered into to hedge our exposure to aluminum price fluctuations and the change in the fair value of interest rate swaps entered into to hedge our exposure to fluctuations in LIBOR. In addition, the loss in 2008 increased as a result of the fair value of natural gas financial swaps entered into to hedge our exposure to natural gas price fluctuations.

Income tax expense (benefit) totaled $1.7 million in 2007 on a pro forma basis compared to an income tax benefit of $32.9 million in 2008. The provision for income taxes resulted in an effective tax rate for continuing operations on a pro forma basis of 21.8% for 2007, compared with an effective tax rate of 30.8% for 2008. The change in effective tax rates was primarily related to a permanent difference in cancellation of debt income related to the divestiture of a subsidiary, a permanent difference related to a goodwill impairment, state income tax expense, foreign equity earnings and the impact of the manufacturing deduction under Section 199 of the Internal Revenue Code.

Net loss increased $64.6 million from a $9.5 million loss in 2007 on a pro forma basis to a $74.1 million loss in 2008. This increase is primarily the result of the effects of an $89.4 million decrease in operating income, a $25.8 million increase in losses from hedging activities, as well as less equity from unconsolidated companies in the amount of $3.9 million. This amount was partially offset by a tax benefit of $32.9 million in 2008 compared to income tax expense in the amount of $1.7 million in 2007 on a pro forma basis, a difference of $34.6 million, and an $18.8 million decrease in interest expense in 2008 compared to 2007 on a pro forma basis.

Discussion of results for the Successor year ended December 31, 2008 compared to the Successor year ended December 31, 2009

The following table sets forth certain consolidated financial information for the years ended December 31, 2008 and 2009:

(in millions)	Successor
	Year Ended December 31, 2008	Year Ended December 31, 2009(1)
	$	$
Sales	1,266.4	769.9
Operating costs and expenses:
Cost of sales	1,122.7	779.9
Selling, general and administrative expenses and other	73.8	75.6
Goodwill and other intangible asset impairment	25.5	108.0
Excess insurance proceeds	—	(43.5)

	1,222.0	920.0

Operating income (loss)	44.4	(150.1)
Other expenses (income)
Interest expense, net	88.0	53.6
(Gain) loss on hedging activities, net	69.9	(111.8)
Equity in net (income) loss of investments in affiliates	(7.7)	79.7
(Gain) loss on debt repurchase	1.2	(211.2)
Gain on business combination	—	(120.3)

Total other expenses	151.4	(310.0)

Income (loss) before income taxes	(107.0)	160.0
Income tax expense (benefit)	(32.9)	58.6

Net income (loss) for the period	(74.1)	101.4

Sales by segment
Bauxite	—	34.6
Alumina refining	—	84.2
Primary aluminum products	758.5	340.3
Flat rolled products	605.7	408.4
Eliminations	(97.8)	(97.6)

Total	1,266.4	769.9

Operating income (loss)
Bauxite	—	(1.2)
Alumina refining	—	(9.6)
Primary aluminum products	109.4	(23.8)
Flat rolled products	(34.0)	(82.7)
Corporate	(31.0)	(32.8)

Total	44.4	(150.1)

Shipments:
Third party shipments:
Bauxite (kMts)	—	482.9
Alumina (kMts)(2)	—	245.0
Primary aluminum products (pounds, in millions)	509.5	291.4
Flat rolled products (pounds, in millions)	346.1	309.3
Intersegment shipments:
Bauxite (kMts)	—	835.1
Alumina (kMts)	—	116.5
Primary aluminum products (pounds, in millions)	80.4	60.2

(1)	Figures may not add due to rounding.
(2)	External alumina shipments represent 192.7 kMts from our Gramercy refinery as well as 52.3 kMts of excess alumina sold from our New Madrid smelter. Alumina and bauxite are exchanged and priced in metric tonnes. One metric tonne represents 2,204.6 pounds.

Sales for the year ended December 31, 2009 were $769.9 million compared to $1,266.4 million for the year ended December 31, 2008, a decrease of 39.2%.

Sales to external customers in our primary aluminum products segment were $290.4 million in the year ended December 31, 2009; a 56% decrease from $660.7 million in sales to external customers for the year ended December 31, 2008, driven primarily by a decline in LME aluminum prices, lower volumes of value-added shipments due to a decline in end-market demand and lower sow volumes related to the New Madrid power outage, as discussed below:

•

The decline in pricing, due to a 33.1% decrease in realized MWTP, resulted in a decrease of $101.7 million in external revenues. For the years ended December 31, 2008 and 2009, the average LME aluminum price per pound was $1.17 and $0.76, respectively.

•

Total primary aluminum shipments for the year ended December 31, 2009 decreased 238.3 million pounds to 351.6 million pounds or 40.4% compared to the year ended December 31, 2008. Intersegment shipments to our flat rolled products segment decreased 20.2 million pounds or 25.1%, to 60.2 million pounds as a result of the power outage at New Madrid. The downstream business had sufficient external alternate sources of supply to meet its aluminum needs.

•

External primary aluminum shipments decreased to 291.4 million pounds for the year ended December 31, 2009 from 509.5 million pounds for the year ended December 31, 2008. This 42.8% decrease in external shipments resulted in a decrease of $282.8 million in external revenues and is largely the result of lower production levels because of the smelter outage and the continued decline in demand for value-added products. Shipments of value-added primary aluminum products totaled 283.4 million pounds for the year ended December 31, 2009 compared to 404.8 million pounds for the year ended December 31, 2008. This lower volume was driven by lower end-market demand in transportation and building markets. The power outage at the New Madrid smelter had minimal impact on these primary aluminum value-added volume declines, as we sourced third-party metal to offset the hot metal production outage. The re-melt capability and value-added processing capacity within the New Madrid facility were sufficient to serve our customers’ demands for products such as billet and rod.

•

Revenues in the primary aluminum products segment for the year ended December 31, 2009 include $14.2 million related to quantities of excess alumina shipped to external customers from our New Madrid smelter.

Sales to external customers in our alumina refining and bauxite segments for the year ended December 31, 2009 were $56.5 million and $14.6 million, respectively, reflecting the impact of the operations of Gramercy and St. Ann after August 31, 2009. Intercompany shipments from the alumina refining and bauxite segments for the year ended December 31, 2009 were $27.7 million and $20.0 million, respectively.

Sales in our flat rolled products segment were $408.4 million for the year ended December 31, 2009, a decrease of 32.6% compared to sales of $605.7 million for the year ended December 31, 2008. The decrease was primarily due to a negative impact from pricing, as well as lower shipments to external customers, as summarized below:

•	The LME price decline contributed $132.9 million to the sales decrease. Fabrication premiums were relatively unchanged.

•

Decreased shipment volumes reduced revenues by $64.4 million. Shipment volumes of flat rolled products decreased to 309.3 million pounds for the year ended December 31, 2009 from 346.1 million pounds for the year ended December 31, 2008. This 10.6% decrease was primarily due to lower end-market demand in the building and construction markets.

Cost of sales decreased to $779.9 million for the year ended December 31, 2009 from $1,122.7 million for the year ended December 31, 2008.

•

Total primary aluminum products segment cost of sales decreased to $384.6 million in 2009 from $623.0 million in 2008. This 38.3% decrease principally related to a 40.4% decrease in total shipments (including internal and external), due to the factors referenced in the discussion of revenue. Costs incurred related to the New Madrid power outage totaled $20.2 million for the year ended December 31, 2009, of which $17.5 million were directly offset by insurance proceeds.

•

Flat rolled products segment cost of sales decreased to $369.0 million in 2009 from $597.5 million in 2008. Approximately $63.5 million of the $228.5 million decrease related to a 10.6% decrease in shipments in 2009, due to the factors referenced in the discussion of revenue. The remaining decrease related principally to the dramatic decrease in the LME aluminum price, since much of that segment’s product cost represents the pass-through cost of metal.

•

Cost of sales in the bauxite and alumina refining segments, before the effects of intercompany eliminations, totaled $32.9 million and $91.1 million, respectively. These two segments principally reflect the cost of sales for St. Ann and Gramercy, respectively, which we became sole owners of on August 31, 2009, and have no corresponding costs for 2008. Cost of sales for 2009 in these two segments includes $11.6 million of expenses associated with the purchase accounting step up of property, plant and equipment values and inventory values due to the Joint Venture Transaction.

•

The elimination of intercompany sales was $97.7 million in 2009, compared to $97.8 million in 2008, reflecting the decrease in 2009 of inter-segment sales from the primary aluminum products segment to the flat rolled products segment. This decrease was offset by the elimination of inter-segment sales from the alumina refinery segment to the primary aluminum products segment following the Joint Venture Transaction.

The production outage at New Madrid negatively impacted our upstream cash cost of primary aluminum in 2009. Although insurance proceeds covered the costs and losses associated with our outage and returning the smelter to operation, our coverage did not make us whole for inefficiencies associated with operating our integrated upstream business significantly below capacity. We estimate that due to lost production volume in 2009 from the smelter outage, which caused a loss of efficiency and fixed cost absorption, our upstream cash cost of primary aluminum for FYE 2009 of $0.77 per pound was negatively impacted by $0.05 per pound.

Selling, general and administrative expenses for the year ended December 31, 2009 were $75.6 million compared to $73.8 million for the year ended December 31, 2008, a 2.4% increase.

•	During 2009, we wrote off an unused mill in the downstream business resulting in $3.0 million of increased expenses.

•

Selling, general and administrative expenses associated with the power outage at New Madrid were $7.2 million, of which $6.6 million was directly offset by insurance proceeds for the year ended December 31, 2009.

Goodwill and other intangible asset impairment increased from $25.5 million for the year ended December 31, 2008 to $108.0 million for the year ended December 31, 2009. During the year ended 2008, we recorded a $25.5 million impairment in the flat rolled products segment, reflecting continued weakness in end markets and the view that the acute decline in foil demand continued to put pressure on pricing as industry capacity utilization was operating well below historic levels. Our impairment analyses performed during 2009 resulted in write-downs of the remaining goodwill of $105.2 million in our flat rolled products segment. These write-downs reflected our view that the rolled products markets will be increasingly competitive for the foreseeable future. The combination of price-based competition and increased demand for lighter gauge products will limit opportunities for achieving higher fabrication margins.

Our analyses included assumptions about future profitability and cash flows of our segments, which we believe reflect our best estimates at the date the valuations were performed. The estimates were based on information that was known or knowable at the date of the valuations, and it is at least reasonably possible that the assumptions we employed will be materially different from the actual amounts or results.

Excess insurance proceeds totaled $43.5 million during the year ended December 31, 2009. We reached a $67.5 million settlement with our insurance carriers, all of which has been received by December 31, 2009. The settlement proceeds of $67.5 million were allocated to cost of sales and selling, general and administrative expenses to the extent losses were realized and eligible for recovery under our insurance policies. The line item titled “Excess insurance proceeds” reflects the residual insurance recovery after applying total proceeds recognized against the losses incurred through September 30, 2009, which was the reporting period in which we finalized all settlements and received related proceeds. This amount is not intended to represent a gain on the insurance claim. We incurred costs in fourth quarter 2009 of approximately $3.3 million and we will continue to incur costs into the future related to bringing the production back to full capacity, but those costs incurred after September 30, 2009 will not be reflected in the “Excess insurance proceeds” line. Total costs incurred may exceed the total insurance settlement.

Operating income (loss) for the year ended December 31, 2009 was a loss of $150.1 million compared to operating income of $44.4 million for the year ended December 31, 2008. The decrease relates to period-over-period sales margin (sales minus cost of sales) reductions of $153.7 million, a $1.8 million increase in selling, general and administrative and other expenses, and goodwill and other intangible asset impairments.

•

Sales margin for the year ended December 31, 2009 was a $10.0 million loss compared to income of $143.7 million for the year ended December 31, 2008. This $153.7 million decrease resulted from the impact of a 33.1% decrease in realized MWTP coupled with a decrease in higher margin sales of value-added products and higher production costs (as a percent of sales) in the primary aluminum products segment.

•	Selling, general and administrative expenses were $75.6 million for the year ended December 31, 2009 and were relatively stable compared to $73.8 million for the year ended December 31, 2008.

•

Operating income was also impacted by goodwill and other intangible asset impairment charges for the year ended December 31, 2009 of $108.0 million, offset by excess insurance proceeds of $43.5 million.

Interest expense, net for the year ended December 31, 2009 was $53.6 million compared to $88.0 million for the year ended December 31, 2008, a decrease of $34.4 million. Decreased interest expense is related to lower LIBOR interest rates as well as lower average debt outstanding on the term B loan (due to the $24.5 million principal payment in April 2009) and the AcquisitionCo Notes and HoldCo Notes (due to the debt repurchases, discussed further below). These reductions in principal balance were partially offset by the increased balance under the revolving credit facility; however, the revolving credit facility carries a lower interest rate than the HoldCo Notes and AcquisitionCo Notes.

(Gain) loss on hedging activities, net was a gain of $111.8 million for the year ended December 31, 2009 compared to a $69.9 million loss for the year ended December 31, 2008. We discontinued hedge accounting for our entire remaining aluminum fixed-price sale swaps on January 29, 2009. For the year ended December 31, 2009, the amount reclassified from accumulated other comprehensive income to earnings was $172.2 million including $77.8 million reclassified into earnings because it is probable that the original forecasted transactions will not occur.

Equity in net (income) loss of investments in affiliates was a $79.7 million loss for the year ended December 31, 2009, compared to income of $7.7 million for the year ended December 31, 2008. This change was attributable to impairment charges of $80.3 million recorded during the year ended December 31, 2009.

(Gain) loss on debt repurchase was a $211.2 million gain in 2009 compared to a $1.2 million loss in 2008. For the year ended December 31, 2009, we repurchased $403.8 million principal aggregate amount of our outstanding HoldCo Notes, AcquisitionCo Notes, term B loan and revolving credit facility for a price of $187.2 million, plus fees. Of this amount, we repaid $6.6 million of our revolving credit facility borrowings, resulting in our borrowing capacity being reduced $7.3 million to $242.7 million. We recognized a gain of $211.2 million representing the difference between the reacquisition price and the carrying amount of repurchased debt net of write-offs of related deferred financing fees and discounts.

Gain on business combination was $120.3 million in 2009. We believe the Joint Venture Transaction was a bargain purchase. We assumed the remaining portion of Gramercy and St. Ann in exchange for releasing Century from certain obligations which included (i) approximately $23.5 million Century owed Gramercy for pre-transaction alumina purchases, and (ii) Century’s guarantee to fund future payments of environmental and asset retirement obligations. To the extent permitted by U.S. GAAP, we assigned fair value to the identifiable assets acquired and liabilities assumed.

We utilized a third-party valuation firm to assist us in determining the fair values of the assets acquired and liabilities assumed in the Joint Venture Transaction. Based on the fair values assigned to the assets acquired and liabilities assumed, we have recorded a gain of $120.3 million, of which, $18.5 million relates to adjusting our previous 50% equity interests to fair value and the remaining $101.8 million relates to the gain recorded on acquired interests. Expenses related to the Joint Venture Transaction such as valuation, legal and consulting costs are included in selling, general, and administrative expenses.

Income tax expense (benefit) was a $58.6 million expense in 2009 compared to a $32.9 million benefit in 2008. Our effective income tax rates were approximately 36.6% for the year ended December 31, 2009 and 30.8% for the year ended December 31, 2008. The increase in the effective tax rate for the year ended December 31, 2009 over December 31, 2008 was primarily impacted by state income taxes, equity method investee income, gain on business combination in 2009, the Internal Revenue Code Section 199 manufacturing deduction, and goodwill impairment in 2009. See Note 16, “Income Taxes,” in our consolidated financial statements included elsewhere in this report.

As of December 31, 2009 and December 31, 2008, we had unrecognized income tax benefits (including interest) of approximately $11.5 million and $11.1 million, respectively (of which approximately $7.5 million and $7.2 million, if recognized, would favorably impact the effective income tax rate). As of December 31, 2009, the gross amount of unrecognized tax benefits (excluding interest) increased by an immaterial amount. It is expected that the unrecognized tax benefits may change in the next twelve months; however, due to Xstrata’s indemnification of us for tax obligations related to periods ending on or before the 2007 Apollo Acquisition date, we do not expect the change to have a significant impact on our results of operations or our financial position.

In April 2009, the Internal Revenue Service commenced an examination of our U.S. income tax return for 2006. As part of the Apollo Acquisition, Xstrata agreed to indemnify us for tax obligations related to periods ending on or before the 2007 Apollo Acquisition date. Therefore, we do not anticipate that the IRS examination will have a material impact on our consolidated financial statements.

Net income (loss). Net income was $101.4 million for the year ended December 31, 2009 compared to a $74.1 million loss for the year ended December 31, 2008.

Liquidity and Capital Resources

Our primary sources of liquidity are cash provided by operating activities and cash on hand. Our main continuing liquidity requirements are to finance working capital, capital expenditures and acquisitions, and debt service.

We incurred substantial indebtedness in connection with the Apollo Transactions. As of April 15, 2010, our corporate family rating from Moody’s was B3 and our corporate rating from Standard & Poor’s was B-, in each case, with a Positive Outlook. As of December 31, 2009, our total indebtedness was as follows:

(in millions)	Outstanding balance at December 31, 2009	Ratings at April 15, 2010(1)
	$	Moody’s	S&P
Noranda HoldCo:
Senior Floating Rate Notes due 2014	63.6	Caa2	CCC

Noranda AcquisitionCo:
Term B loan due 2014	328.1	B1	B
Senior Floating Rate Notes due 2015	344.1	Caa1	CCC
Revolving credit facility	215.9	B1	B

Total debt	951.7

(1)

On January 25, 2010, Moody’s Investors Service upgraded Noranda’s Corporate Family Rating and Probability of Default Rating to B3 from Caa1. Moody’s also revised Noranda’s rating outlook to “Positive” from “Stable” and raised its speculative grade liquidity rating to SGL-2 from SGL-3. Moody’s issue level ratings for Noranda were revised as follows: Noranda HoldCo senior unsecured notes rating was moved to Caa2 from Caa3. Noranda AcquisitionCo senior secured revolver and senior secured term loan ratings were moved to B1 from B2 and its senior unsecured notes rating was moved to Caa1 from Caa2. On March 17, 2010, Standard & Poor’s resolved its CreditWatch status for Noranda by upgrading Noranda’s Corporate rating to B- and revising Noranda’s rating outlook to “Positive” from “Stable”. S&P’s issue level ratings for Noranda were revised as follows: Noranda AcquisitionCo senior secured revolver and senior secured term loan ratings were moved to B from D based on a recovery rating of ‘2’ and its senior unsecured notes rating was upgraded to CCC from D based on a recovery rating of ‘6’. Noranda HoldCo senior unsecured notes rating was also upgraded to CCC from D based on a recovery rating of ‘6’.

Based on the amount of indebtedness outstanding and interest rates as of December 31, 2009, our annualized cash interest expense is approximately $31.8 million, all of which represents interest expense on floating-rate obligations (and thus is subject to increase in the event interest rates rise), prior to any consideration of the impact of interest rate swaps. Of this amount, we have the right under the applicable indebtedness to pay approximately $19.7 million by issuing additional indebtedness rather than in cash. We issued additional indebtedness as payment for our interest due May 15, 2009 and November 15, 2009 under our bond indentures. Further, we have notified the trustee for bondholders of the HoldCo Notes and AcquisitionCo Notes of our election to pay the May 15, 2010 interest payments by issuing additional indebtedness.

We may borrow additional amounts under our revolving credit facility to fund our working capital, capital expenditure and other corporate and strategic needs. As of December 31, 2009, of our revolving credit facility’s $242.7 million borrowing capacity, we had a drawn balance of $215.9 million and outstanding letters of credit of $26.1 million, resulting in $0.7 million available for borrowing under the facility. In 2010, through the date of this report, we used available cash balances, which included $68.7 million of proceeds from 2010 hedge terminations, to repay $215.9 million of our revolving credit facility and $17.5 million of term B loan borrowings. As of April 15, 2010, we had approximately $35.2 million of cash and cash equivalents and $216.2 million of available borrowing capacity under our revolving credit facility.

During the global economic contraction, we reduced our capital expenditures to maintenance levels in order to conserve cash. Though we have not finalized plans or entered into contractual commitments, we are evaluating projects at our New Madrid smelter that will increase our annual metal production by approximately 30 million pounds per annum to 610 million pounds by 2012 and contribute to a reduction in our future average net cash cost per pound of aluminum produced.

Our ability to make scheduled payments of principal, to pay interest on, or to refinance our indebtedness, or to fund planned capital expenditures, will depend on our ability to generate cash in the future. This ability is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe that cash flow from operations and available cash will be adequate to meet our short-term liquidity needs. We cannot assure you, however, that our business will generate sufficient cash flow from operations, that future borrowings will be available to us under our senior secured credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. In addition, upon the occurrence of certain events, such as a change of control, we could be required to repay or refinance our indebtedness. We cannot assure you that we will be able to refinance any of our indebtedness, on commercially reasonable terms or at all.

Discussion of certain historical cash flow information for the Predecessor period January 1, 2007 through May 17, 2007, and the Successor period May 18, 2007 through December 31, 2007 and the Successor year ended December 31, 2008

The following table sets forth certain historical consolidated cash flow information for 2007 and 2008:

(in millions)	Predecessor	Successor
	Period from January 1, 2007 to May 17, 2007	Period from May 18, 2007 to December 31, 2007	Year Ended December 31, 2008
	$	$	$
Cash provided by operating activities	41.2	160.8	65.5
Cash provided by (used in) investing activities	5.1	(1,197.7)	(51.1)
Cash provided by (used in) financing activities	(83.7)	1,112.5	94.7

Net change in cash and cash equivalents	(37.4)	75.6	109.1

Operating Activities provided $65.5 million in the year ended December 31, 2008, compared to $41.2 million for the period from January 1, 2007 to May 17, 2007 and $160.8 million for the period from May 18, 2007 to December 31, 2007. Operating activities used $46.2 million of cash flow in the fourth quarter of 2008, including $35.1 million for interest payments, $18.3 million for tax payments and $26.3 million in advance payment of January obligations for raw materials.

Investing Activities used $51.1 million during the year ended December 31, 2008. Capital expenditures were $51.7 million during the Successor year ended December 31, 2008, compared to $5.8 million in the Predecessor period from January 1, 2007 to May 17, 2007 and $36.2 million in the Successor period from May 18, 2007 to December 31, 2007. The higher level of capital expenditures in 2008 is primarily attributable to capital expenditure projects aimed at increasing productivity, including $16.2 million invested in a projected $48.0 million expansion project at our New Madrid smelter. Since 2008, as a result of declining market conditions and the January 2009 power outage, we reduced the near-term scale of the New Madrid smelter expansion program and have not determined a revised timeline for the program.

During the Predecessor period from January 1, 2007 to May 17, 2007, investing cash flows were affected by a $10.9 million advance from the Predecessor parent. The Successor period from May 18, 2007 to December 31, 2007 was affected by the $1.2 billion purchase price paid by the Successor for the acquisition of the Noranda aluminum business from Xstrata.

Financing Activities. During the Predecessor period from January 1, 2007 to May 17, 2007, financing cash flows were affected by the contribution of cash from the Predecessor parent, the settlement of intercompany accounts, and the distributions of amounts to the Predecessor parent, in preparation for the Apollo Acquisition.

During the Successor period from May 18, 2007 to December 31, 2007, financing cash flows were affected by the proceeds from issuance of the Notes and the term B loan as funding for the Apollo Acquisition. We made a $75.0 million voluntary pre-payment of the term B loan in June 2007, as described in the “Long-Term Debt” note to the consolidated financial statements included elsewhere in this report.

During the year ended December 31, 2008, we made a $30.3 million principal payment as called for by our senior secured credit facilities’ cash flow sweep provisions. As discussed in the “Long-Term Debt” note to the consolidated financial statements included elsewhere in this report, similar cash flow sweep payments may be required annually. Our Board of Directors declared and we paid a $102.2 million dividend ($2.35 per share) in June 2008. In late September 2008, in light of concerns about instability in the financial markets and general business conditions, in order to preserve our liquidity, we borrowed $225 million under the revolving portion of our senior secured credit facilities and invested the proceeds in highly liquid cash equivalents, including U.S. Government treasury bills and money market funds holding only U.S. Government treasury securities, with the remainder held in our bank accounts.

Discussion of certain historical cash flow information for the successor years ended December 31, 2008 and 2009

The following table sets forth certain historical condensed consolidated financial information for the years ended 2008 and 2009:

(in millions)	Successor
	Year Ended December 31, 2008	Year Ended December 31, 2009(1)
	$	$
Cash provided by operating activities	65.5	220.4
Cash used in investing activities	(51.1)	(24.0)
Cash provided by (used in) financing activities	94.7	(214.0)

Net change in cash and cash equivalents	109.1	(17.5)

(1)	Figures may not add to rounding.

Operating Activities provided a total of $220.4 million of cash in the year ended December 31, 2009 compared to $65.5 million in the year ended December 31, 2008. Cash provided by operating activities in the year ended December 31, 2009 reflected $120.8 million of proceeds from hedge terminations under our hedge settlement agreement with Merrill Lynch and $21.2 million from reduction of working capital. Additionally, during fourth quarter 2009, we contributed $20.5 million to our pension plans in order to maintain an Adjusted Funding Target Attainment Percentage (AFTAP) under the Pension Protection Act of 2006 of 80%.

Investing Activities used $24.0 million of cash during the year ended December 31, 2009, compared to $51.1 million of cash used during the year ended December 31, 2008. Capital expenditures amounted to $46.7 million in 2009 and $51.7 million in 2008. This amount is offset in 2009 by $11.1 million of cash acquired during the Joint Venture Transaction. Additionally, $11.5 million of our capital spending in 2009 was related to the New Madrid restart and funded with insurance proceeds.

Financing Activities: During 2009, our financing cash flows mainly reflected debt reduction. We utilized net proceeds from our hedge settlement agreement to repurchase $403.8 million aggregate principal amount of our HoldCo Notes, AcquisitionCo Notes, term B loan and revolving credit facility for a total price of $187.2 million (plus transaction fees). Additionally, we made a required $24.5 million repayment of our term B loan and repaid $2.5 million of borrowings under our revolving credit facility. In late September 2008, in light of concerns about instability in the financial markets and general business conditions, in order to preserve our liquidity, we borrowed $225 million under the revolving portion of our senior secured credit facilities and invested the proceeds in highly liquid cash equivalents, including U.S. Government treasury bills and money market funds holding only U.S. Government treasury securities, with the remainder held in our bank accounts.

On May 15, 2009 and November 15, 2009, we issued $19.9 million and $14.6 million, respectively, in additional Notes in payment of PIK interest due on the HoldCo Notes and AcquisitionCo Notes. Further, we have notified the trustee for bondholders of the HoldCo and AcquisitionCo Notes of our election to pay the May 15, 2010 interest payments by issuing additional indebtedness.

In June 2008, we paid a $102.2 million dividend to our common stockholders.

Covenant Compliance and Financial Ratios

In addition, certain covenants contained in our debt agreements restrict our ability to take certain actions (including incurring additional secured or unsecured debt, expanding borrowings under term loan facilities, paying dividends and engaging in mergers, acquisitions and certain other investments) unless we meet certain standards in respect of the ratio of our Adjusted EBITDA, calculated on a trailing four-quarter basis, to our fixed charges (the “fixed-charge coverage ratio”) or the ratio of our senior secured net debt to our Adjusted EBITDA, calculated on a trailing four-quarter basis (the “net senior secured leverage ratio”). There are no debt covenant restrictions that directly impact our ability to maintain or improve funded status of our pension plans. Furthermore, our ability to take certain actions, including paying dividends and making acquisitions and certain other investments, depends on the amounts available for such actions under the applicable covenants, which amounts accumulate with reference to our Adjusted EBITDA on a quarterly basis.

The minimum or maximum ratio levels set forth in our covenants as conditions to our undertaking certain actions and our actual performance are summarized below:

	Financial Ratio Relevant to Covenants		Actual
		Covenant Threshold	December 31, 2008	December 31, 2009

Noranda HoldCo:
Senior Floating Rate Notes due 2014(1)	Fixed Charge Coverage Ratio	Minimum 1.75 to 1.0	2.5 to 1	1.6 to 1

Noranda AcquisitionCo:
Senior Floating Rate Notes due 2015(1)	Fixed Charge Coverage Ratio	Minimum 2.0 to 1.0	3.2 to 1	2.1 to 1

Senior Secured Credit Facilities(1)(2)	Net Senior Secured Leverage Ratio	Maximum 3.0 to 1.0(3)	1.9 to 1	3.5 to 1

(1)

For purposes of measuring Adjusted EBITDA in order to compute the ratios, pro forma effect is given to the Joint Venture Transaction as if it had occurred at the beginning of the trailing four-quarter period. Fixed charges are the sum of consolidated interest expenses and all cash dividend payments in respect of preferred stock. In measuring interest expense for the ratio, pro forma effect is given to any repayment or issuance of debt as if such transaction occurred at the beginning of the trailing four-quarter period. For Noranda HoldCo and Noranda AcquisitionCo, the pro forma impact of the Joint Venture Transaction on Adjusted EBITDA for the four quarters ended December 31, 2009 was $15.6 million. For Noranda HoldCo, fixed charges on a pro forma basis (giving effect to debt repayments) for the four quarters ended December 31, 2008 and December 31, 2009 were $94.7 million and $72.0 million, respectively. For Noranda AcquisitionCo, fixed charges on a pro forma basis (giving effect to debt repayments) for the four quarters ended December 31, 2008 and December 31, 2009 were $73.4 million and $53.9 million, respectively.

(2)

As used in calculating this ratio, “senior secured net debt” means the amount outstanding under our term B loan and the revolving credit facility, plus other first-lien secured debt (of which we have none as of December 31, 2009), less “unrestricted cash” and “permitted investments” (as defined under our senior secured credit facilities). At December 31, 2008, senior secured debt was $618.5 million and unrestricted cash and permitted investments amounted to $160.6 million, resulting in senior secured net debt of $457.9 million. At December 31, 2009, senior secured debt was $544.0 million and unrestricted cash and permitted investments aggregated $145.8 million, resulting in senior secured net debt of $398.2 million.

(3)	The maximum ratio was 2.75 to 1 until December 31, 2008 and changed to 3.0 to 1 on January 1, 2009.

Because we did not satisfy certain financial ratio levels relevant to these covenants as of December 31,2009, we are limited in our ability to incur additional debt, make acquisitions or certain other investments and pay dividends. These restrictions do not interfere with the day-to-day-conduct of our business. Moreover, our debt agreements do not require us to maintain any financial performance metric or ratio in order to avoid a default. See “Description of Certain Indebtedness.”

As used herein, “Adjusted EBITDA” (which is defined as “EBITDA” in our debt agreements) means net income before income taxes, net interest expense and depreciation and amortization, adjusted to eliminate related party management fees, business optimization expenses and restructuring changes, certain charges resulting from the use of purchase accounting and other specified items of income or expense.

Adjusted EBITDA is not a measure of financial performance under U.S. GAAP, and may not be comparable to similarly titled measures used by other companies in our industry. Adjusted EBITDA should not be considered in isolation from or as an alternative to net income, income from continuing operations, operating income or any other performance measures derived in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA excludes certain tax payments that may represent a reduction in cash available to us; does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; does not reflect capital cash expenditures, future requirements for capital expenditures or contractual commitments; does not reflect changes in, or cash requirements for, our working capital needs; and does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness. Adjusted EBITDA also includes incremental stand-alone costs and adds back non-cash hedging gains and losses, and certain other non-cash charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. You should not consider our Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income (loss) to Adjusted EBITDA for the periods presented:

(in millions)	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2009
	$	$	$
Net income (loss) for the period	22.5	(74.1)	101.4
Income tax (benefit) expense	18.7	(32.9)	58.6
Interest expense, net	71.2	88.0	53.6
Depreciation and amortization	99.4	98.2	86.6
Joint venture EBITDA(a)	15.3	13.2	8.0
LIFO adjustment(b)	(5.6)	(11.9)	26.0
LCM adjustment(c)	14.3	37.0	(43.4)
(Gain) loss on debt repurchase	2.2	1.2	(211.2)
New Madrid power outage(d)	—	—	(30.6)
Charges related to termination of derivatives	—	—	17.9
Non-cash hedging gains and losses(e)	54.0	47.0	(86.1)
Goodwill and other intangible asset impairment	—	25.5	108.0
Joint Venture impairment	—	—	80.3
Gain on business combination	—	—	(120.3)
Purchase accounting(f)	—	—	8.9
Incremental stand-alone costs(g)	(2.7)	—	—
Other items, net(h)	20.0	43.7	40.6

Adjusted EBITDA	309.3	234.9	98.3

The following table reconciles cash flow from operating activities to Adjusted EBITDA for the periods presented:

(in millions)	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2009
	$	$	$
Cash flow from operating activities	202.0	65.5	220.4
Gain (loss) on disposal of property, plant and equipment	(0.5)	(5.3)	(9.3)
Gain (loss) on hedging activities	(44.0)	(47.0)	68.9
Settlements from hedge terminations, net	—	—	(120.8)
Insurance proceeds applied to capital expenditures	—	—	11.5
Equity in net income of investments in affiliates	11.7	7.7	0.7
Stock compensation expense	(3.8)	(2.4)	(1.5)
Changes in deferred charges and other assets	8.4	(7.5)	(0.8)
Changes in pension and other long-term liabilities	0.6	(0.2)	2.9
Changes in asset and liabilities, net	(61.7)	(28.3)	(21.2)
Income tax expense (benefit)	35.5	40.5	0.9
Interest expense, net	66.0	82.9	12.1
Joint venture EBITDA(a)	15.3	13.2	8.0
LIFO adjustment(b)	(5.6)	(11.9)	26.0
LCM adjustment(c)	14.3	37.0	(43.4)
New Madrid power outage(d)	—	—	(30.6)
Non-cash hedging gains and losses(e)	54.0	47.0	(86.1)
Charges related to termination of derivatives	—	—	17.9
Purchase accounting(f)	—	—	8.9
Incremental stand-alone costs(g)	(2.7)	—	—
Insurance proceeds applied to depreciation expense	—	—	(6.8)
Other items, net(h)	19.8	43.7	40.6

Adjusted EBITDA	309.3	234.9	98.3

(a)	Prior to the consummation of the Joint Venture Transaction on August 31, 2009, our reported Adjusted EBITDA includes 50% of the net income of Gramercy and St. Ann. To reflect the underlying economics of the vertically integrated upstream business, this adjustment eliminates the following components of equity income to reflect 50% of the EBITDA of the joint ventures, for the following aggregated periods (in millions):

(in millions)	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2009
	$	$	$
Depreciation and amortization	12.4	16.0	8.7
Net tax expense	3.2	(2.7)	(0.7)
Interest income	(0.3)	(0.1)	—

Total joint venture EBITDA adjustments	15.3	13.2	8.0

(b)	Our New Madrid smelter and downstream facilities use the LIFO method of inventory accounting for financial reporting and tax purposes. This adjustment restates net income to the FIFO method by eliminating LIFO expenses related to inventory held at the New Madrid smelter and downstream facilities. Inventories at Gramercy and St. Ann are stated at lower of weighted average cost or market, and are not subject to the LIFO adjustment.
(c)	Reflects adjustments to reduce inventory to the lower of cost (adjusted for purchase accounting) or market value.
(d)	Represents the portion of the insurance settlement used for claim-related capital expenditures.

(e)	We use derivative financial instruments to mitigate effects of fluctuations in aluminum and natural gas prices. This adjustment eliminates the non-cash gains and losses resulting from fair market value changes of aluminum swaps, but does not affect the following cash settlements (received)/ paid:

(in millions)	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2009
	$	$	$
Aluminum swaps — fixed-price	(10.7)	5.3	(93.1)
Aluminum swaps — variable-price	3.0	8.0	23.8
Natural gas swaps	—	3.7	31.8
Interest rate swaps	—	6.0	11.9

Total	(7.7)	23.0	(25.6)

The previous table presents fixed-price aluminum swap cash settlement amounts net of early terminations discounts totalling $17.9 million in 2009.

(f)	Represents impact from inventory step-up and other adjustments arising from adjusting assets acquired and liabilities assumed in the Joint Venture Transaction to their fair values.
(g)	Reflects (i) the incremental insurance, audit and other administrative costs on a stand-alone basis, net of certain corporate overheads allocated by the former parent that we no longer expect to incur on a go-forward basis and (ii) the elimination of income from administrative and treasury services provided by Noranda Aluminum, Inc.’s former parent and its affiliates that are no longer provided.
(h)	Other items, net, consist of the following:

(in millions)	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2009
	$	$	$
Sponsor fees	2.0	2.0	2.0
Pension expense — non-cash portion	0.2	3.8	8.1
Employee compensation items	10.4	5.4	1.8
Loss on disposal of property, plant and equipment	0.7	8.6	7.3
Interest rate swap	—	6.0	11.9
Consulting and non-recurring fees	4.9	9.3	5.6
Restructuring-project renewal	—	7.4	(0.2)
Other	1.6	1.2	4.1

Total	19.8	43.7	40.6

Contractual Obligations and Contingencies

The following table reflects certain of our contractual obligations as of December 31, 2009.

(in millions)	Total	2010	2011	2012	2013	2014	2015 and beyond
	$	$	$	$	$	$	$
Long-term debt(1)	962.9	7.5	—	—	215.9	386.4	353.1
Interest on long-term debt(2)	152.7	33.0	32.1	32.1	29.1	20.4	6.0
Operating lease commitments(3)	9.7	3.9	2.5	1.8	0.8	0.4	0.3
Purchase obligations(4)	30.9	26.9	0.4	0.4	0.4	0.4	2.4
Other contractual obligations(5) (6)	257.2	26.1	27.1	26.5	22.4	23.8	131.3

Total	1,413.4	97.4	62.1	60.8	268.6	431.4	493.1

(1)	We may be subject to required annual paydowns on our term B loan, depending on our annual performance; however, payments in future years related to the term loan cannot be reasonably estimated and are not reflected. Includes May 2010 interest payments of $11.3 million which we have elected to pay entirely in kind.
(2)	Interest on long-term debt was calculated based on the weighted-average effective LIBOR rate of 0.36% at December 31, 2009. The fronting fee and the undrawn capacity fee of the revolving credit facility are not included here. In addition, interest rate swap obligations are not included and interest is assumed to be paid entirely in cash, with the exception of the May 15, 2010 interest payment of $8.5 million, for which we have elected to pay in kind.

(3)	We enter into operating leases in the normal course of business. Our operating leases include the leases on certain of our manufacturing and warehouse facilities.
(4)	Purchase obligations include minimum purchase requirements under New Madrid’s power contract over the 15-year life of the contract, based on rates in effect at December 31, 2009. Additionally, take-or-pay obligations related to the purchase of metal units for Norandal, USA, Inc. are included, for which we calculated related expected future cash flows based on the LME forward market at December 31, 2009, increased for an estimated Midwest premium.
(5)	We have other contractual obligations that are reflected in the consolidated financial statements, including pension obligations, asset retirement obligations (“AROs”), land and reclamation obligations, environmental matters and service agreements. AROs are stated at the present value of the liability. As of December 31, 2009, the noncurrent portion of our income tax liability, including accrued interest and penalties, related to unrecognized tax benefits, was approximately $11.5 million, which was not included in the total above. At this time, the settlement period for the noncurrent portion of our income tax liability cannot be determined. See the “Income Taxes” note to consolidated financial statements for information regarding income taxes.
(6)	The GOJ and NBL are parties to an Establishment Agreement that governs the relationship between them as to the operation of our bauxite mine in St. Ann, Jamaica. On December, 31, 2009, NBL arrived at an agreement with the GOJ to amend the Establishment Agreement. This amendment sets the fiscal regime structure of the Establishment Agreement from January 1, 2009 through December 31, 2014. The amendment provides for a commitment by NBL to make certain expenditures for haulroad development, maintenance, dredging, land purchases, contract mining, training and other general capital expenditures from 2009 through 2014. These commitments are not included in the table above.

Quantitative and Qualitative Disclosures about Market Risk

In addition to the risks inherent in our operations, we are exposed to financial, market and economic risks. The following discussion provides information regarding our exposure to the risks of changing commodity prices and interest rates. Our interest rate, aluminum and natural gas contracts are held for purposes other than trading. They are used primarily to mitigate uncertainty and volatility, and to cover underlying exposures.

Commodity Price Risks

Aluminum

In 2007 and 2008, we implemented a hedging strategy designed to reduce commodity price risk and protect operating cash flows in the primary aluminum products segment. Beginning in first quarter 2009, we entered into fixed price aluminum purchase swaps to lock in a portion of the favorable position of our fixed price sale swaps. The average margin per pound was $0.40 locked in as of December 31, 2009. To the extent we have entered into offsetting fixed price swaps, we are no longer hedging our exposure to price risk. In addition, in March 2009, we entered into a hedge settlement agreement allowing us to monetize a portion of these hedges and use these proceeds to repurchase debt.

Originally, we entered into fixed-price aluminum sales swaps with respect to a portion of our expected future primary aluminum product shipments. Under this arrangement, if the fixed price of primary aluminum established per the swap for any monthly calculation period exceeds the average market price of primary aluminum (as determined by reference to prices quoted on the LME) during such monthly calculation period, our counterparty in this hedging arrangement will pay us an amount equal to the difference multiplied by the quantities as to which the swap agreement applies during such period. If the average market price during any monthly calculation period exceeds the fixed price of primary aluminum specified for such period, we will pay an amount equal to the difference multiplied by the contracted quantity to our counterparty.

Effective January 1, 2008, we designated these contracts for hedge accounting treatment, and therefore, gains or losses resulting from the change in the fair value of these contracts were recorded as a component of accumulated other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings.

As a result of the New Madrid power outage during the week of January 26, 2009, and in anticipation of fixed-price aluminum purchase swaps described below, we discontinued hedge accounting for all of our aluminum fixed-price sale swaps on January 29, 2009.

As of December 31, 2009, we had outstanding fixed-price aluminum sale and purchase swaps that were entered into to hedge aluminum shipments. The following table summarizes our outstanding fixed-price aluminum sale swaps at December 31, 2009:

Year	Average Hedged Price per Pound	Pounds Hedged Annually
	$	(in thousands)
2010	1.06	290,541
2011	1.20	270,278

		560,819

The following table summarizes fixed-price aluminum purchase swaps at December 31, 2009:

Year	Average Hedged Price per Pound	Pounds Hedged Annually
	$	(in thousands)
2010	0.70	245,264
2011	0.76	229,545

		474,809

At the closing of this offering, we intend to monetize all of our remaining fixed-price aluminum hedges and use the proceeds to repay indebtedness.

Natural Gas

We purchase natural gas to meet our production requirements. These purchases expose us to the risk of changing market prices. To offset changes in the Henry Hub Index Price of natural gas, we entered into financial swaps by purchasing the fixed forward price for the Henry Hub Index and simultaneously entering into an agreement to sell the actual Henry Hub Index Price. The natural gas financial swaps we entered into prior to 2009 were not designated as hedging instruments. Accordingly, any gains or losses resulting from changes in the fair value of the financial swap contracts were recorded in (gain) loss on hedging activities in the consolidated statements of operations.

During the fourth quarter of 2009, we entered into additional natural gas swaps. The contracts entered into during the fourth quarter of 2009 were designated as hedges for accounting purposes. Accordingly, any effective gains or losses resulting from changes in the fair value of the gas swap contracts were recorded in accumulated other comprehensive income and any ineffective portions were recorded in (gain) loss on hedging activities in the consolidated statements of operations. Total volume per year for these trades is as follows (in millions of BTUs): 4,000 for 2010, 6,029 for 2011 and 6,069 for 2012. The following table summarizes our fixed-price natural gas swaps per year as of December 31, 2009:

Year	Average Price per Million BTU $	Notional Amount Million BTU’s
2010	7.30	8,012
2011	7.28	8,048
2012	7.46	8,092

Interest Rates

We have floating-rate debt, which is subject to variations in interest rates. On August 16, 2007, we entered into an interest rate swap agreement to limit our exposure to floating interest rates for the periods from November 15, 2007 to November 15, 2011. The interest rate swap agreement was not designated as a hedging instrument. Accordingly, any gains or losses resulting from changes in the fair value of the interest rate swap contract are recorded in (gain) loss on hedging activities in the consolidated statements of operations. As of December 31, 2009, the fair value of that contract was a $13.3 million liability. The following table presents the interest rate swap schedule as of December 31, 2009:

Date	Int Rate Swap Values
($ in millions)
05/17/2010	250.0
11/15/2010	250.0
05/16/2011	100.0
11/15/2011	100.0
12/31/2011	—

Non-Performance Risk

Our derivatives are recorded at fair value, the measurement of which includes the effect of our non-performance risk for derivatives in a liability position, and of the counterparty for derivatives in an asset position. As of December 31, 2009, our $163.5 million of derivative fair value was in an asset position. As such, in accordance with our master agreement described below, we used our counterparty’s credit adjustment for the fair value adjustment.

Merrill Lynch is the counterparty for a substantial portion of our derivatives. All of our obligations in respect of derivatives transactions with Merrill Lynch are entitled to the same guarantee and security provisions as the senior secured credit facilities, but we are not required to post additional collateral or cash margin. Our derivatives transactions with Merrill Lynch are governed by an ISDA Master Agreement, a form document produced by the International Swaps and Derivatives Association and widely used by derivatives market participants to establish basic, market-standard background rules to govern substantive economic transactions. The substantive economic terms of swap and derivative transactions, such as our derivative arrangements described herein, are typically agreed to orally and subsequently memorialized in short-form confirmations that are governed by the background provisions of the ISDA Master Agreement. While management may alter our hedging strategies in the future based on our view of actual forecasted prices, there are no plans in place that would require us to post cash under the master agreement with Merrill Lynch.

We have also entered into variable-priced aluminum swaps with counterparties other than Merrill Lynch. To the extent those swap contracts are in an asset position for us, management believes there is minimal counterparty risk because these counterparties are backed by the LME. To the extent these contracts are in a liability position for us, the swap agreements provide for us to establish margin accounts in favor of the broker. These margin account balances are netted in the settlement of swap liability. At December 31, 2009, we had no balance in the margin account.

Financial Risk

Fair Values and Sensitivity Analysis

The following tables show the effect of a hypothetical increase or decrease of 10% of the appropriate risk factor of our financial hedges. The risk factor related to the interest rate swap is the interest rate and the risk factor associated with the commodity swaps is the market price associated with the respective commodity.

We issued variable-rate debt to finance the Apollo Acquisition and will be subject to variations in interest rates with respect to our floating-rate debt. As of December 31, 2009, outstanding long term floating-rate debt was $951.7 million. A 1% increase in the interest rate would increase our annual interest expense by $9.5 million at December 31, 2009 prior to any consideration of the impact of interest rate swaps.

The following table shows the effect of a hypothetical increase or decrease of 10% of the appropriate risk factor of our financial hedges at December 31, 2009:

Sensitivity Summary	Derivative value assuming a 10% increase in the market risk factor	Derivative value at December 31, 2009	Derivative value assuming a 10% decrease in the market risk factor
Aluminum Swaps – Fixed-Price	185.6	196.6	207.5
Interest Rate Swap	(12.9)	(13.3)	(13.7)
Natural Gas Hedges	(11.7)	(25.8)	(39.9)
Aluminum Swaps – Variable-Price	9.9	6.0	2.1

Total	170.9	163.5	156.0

Material Limitations

The disclosures with respect to commodity prices and interest rates do not take into account the underlying commitments or anticipated transactions. If the underlying items were included in the analysis, the gains or losses on the hedges may be offset. Actual results will be determined by a number of factors that are not under Noranda’s control and could vary significantly from those factors disclosed. Noranda is exposed to credit loss in the event of nonperformance by counterparties on the above instruments, as well as credit or performance risk with respect to its customers. Although nonperformance is possible, Noranda does not anticipate nonperformance by any of these parties. We believe that our contracts are with creditworthy counterparties.